Kingsway Financial Services Inc.
Unaudited Pro Forma Consolidated Financial Statements

On April 1, 2015, Kingsway Financial Services Inc. (the “Company” or “Kingsway”) completed the sale of Assigned Risk Solutions Ltd. (“ARS”) to National General Holdings Corp. for cash and certain additional consideration. ARS, which had been included in the Insurance Services segment, will be accounted for as a discontinued operation of the Company. The accompanying pro forma consolidated financial statements are presented to show the effects of the disposition of ARS, including the receipt of proceeds from the sale, on the Company’s consolidated financial statements.

The following unaudited pro forma consolidated balance sheet of Kingsway as of December 31, 2014 is presented as if the disposition, as described in the notes to these unaudited pro forma consolidated financial statements, had occurred at December 31, 2014. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 is presented as if the disposition had occurred on January 1, 2014. The unaudited pro forma consolidated financial statements are based on the historical financial statements of Kingsway for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the disposition been completed as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma consolidated financial statements and the notes thereto should be read together with Kingsway’s consolidated financial statements and the notes thereto as of and for the year ended December 31, 2014, and Management’s Discussion and Analysis included in Kingsway’s Annual Report on Form 10-K for the year ended December 31, 2014.

Unaudited Pro Forma Consolidated Balance Sheet
(in thousands, except per share data)

	As of December 31, 2014 (a)	Adjustments for ARS		Pro Forma

Assets
Investments:
Fixed maturities, at fair value	$56,195	$—		$56,195
Equity investments, at fair value	19,618	—		19,618
Limited liability investments	7,294	—		7,294
Other investments, at cost which approximates fair value	3,576	—		3,576
Short-term investments, at cost which approximates fair value	400	—		400
Total investments	87,083	—		87,083
Cash and cash equivalents	74,026	40,208	(b)	114,234
Investment in investee	2,115	—		2,115
Accrued investment income	141	—		141
Premiums receivable, net of allowance for doubtful accounts	28,885	—		28,885
Service fee receivable, net of allowance for doubtful accounts	19,970	(19,006)	(c)	964
Other receivables, net of allowance for doubtful accounts	5,402	(257)	(c)	5,145
Reinsurance recoverable	3,652	—		3,652
Prepaid reinsurance premiums	8	—		8
Deferred acquisition costs, net	12,197	—		12,197
Income taxes recoverable	223	(149)	(c)	74
Property and equipment, net of accumulated depreciation	6,169	(193)	(c)	5,976
Goodwill	10,588	(510)	(c)	10,078
Intangible assets, net of accumulated amortization	47,298	(31,318)	(c)	15,980
Other assets	3,965	(328)	(c)	3,637
Total Assets	$301,722	$(11,553)		$290,169
Liabilities and Shareholders' Equity

Liabilities:
Unpaid loss and loss adjustment expenses:
Property and casualty	$63,895	$—		$63,895
Vehicle service agreements	2,975	—		2,975
Total unpaid loss and loss adjustment expenses	66,870	—		66,870
Unearned premiums	36,432	—		36,432
Reinsurance payable	525	—		525
LROC preferred units, at fair value	13,618	—		13,618
Subordinated debt, at fair value	40,659	—		40,659
Deferred income tax liability	5,386	(2,550)	(c)	2,836
Deferred service fees	49,454	(14,358)	(c)	35,096
Accrued expenses and other liabilities	40,582	(4,745)	(c)	35,837
Total Liabilities	253,526	(21,653)		231,873

Class A preferred stock, no par value; unlimited number authorized; 262,876 issued and outstanding at December 31, 2014	6,330	—		6,330

Shareholders' Equity:
Common stock, no par value; unlimited number authorized; 19,709,706 issued and outstanding at December 31, 2014	—	—		—
Additional paid-in capital	340,844	—		340,844
Accumulated deficit	(312,050)	10,100	(d)	(301,950)
Accumulated other comprehensive income	8,670	—		8,670
Shareholders' equity attributable to common shareholders	37,464	10,100		47,564
Noncontrolling interests in consolidated subsidiaries	4,402	—		4,402
Total Shareholders' Equity	41,866	10,100		51,966
Total Liabilities and Shareholders' Equity	$301,722	$(11,553)		$290,169
See notes to unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Operations
(in thousands, except per share data)

	Year Ended December 31, 2014 (a)	Adjustments for ARS (b)	Pro Forma
Revenues:
Net premiums earned	$117,593	$—	$117,593
Service fee and commission income	54,848	(30,189)	24,659
Net investment income	1,616	(1)	1,615
Net realized gains	5,041	—	5,041
Other income	8,920	(26)	8,894
Total revenues	188,018	(30,216)	157,802
Expenses:
Loss and loss adjustment expenses	86,227	—	86,227
Commissions and premium taxes	23,238	—	23,238
Cost of services sold	3,880	—	3,880
General and administrative expenses	67,233	(25,610)	41,623
Restructuring expense	(13)	—	(13)
Interest expense	5,645	—	5,645
Amortization of intangible assets	1,620	—	1,620
Contingent consideration benefit	(2,223)	—	(2,223)
Impairment of asset held for sale	1,180	—	1,180
Total expenses	186,787	(25,610)	161,177
Gain (loss) from continuing operations before loss on change in fair value of debt, loss on disposal of subsidiary, loss on disposal of asset held for sale, equity in net loss of investee and income tax benefit	1,231	(4,606)	(3,375)
Loss on change in fair value of debt	(10,953)	—	(10,953)
Loss on disposal of subsidiary	(1,244)	—	(1,244)
Loss on disposal of asset held for sale	(125)	—	(125)
Equity in net loss of investee	(190)	—	(190)
Loss from continuing operations before income tax benefit	(11,281)	(4,606)	(15,887)
Income tax benefit	(57)	(1,164)	(1,221)
Loss from continuing operations	$(11,224)	$(3,442)	$(14,666)
Loss per share - continuing operations:
Basic:	$(0.75)		$(0.95)
Diluted:	$(0.75)		$(0.95)
Weighted average shares outstanding (in ‘000s):
Basic:	17,398		17,398
Diluted:	17,398		17,398

See notes to unaudited pro forma consolidated financial statements.

Kingsway Financial Services Inc.
Unaudited Notes to Pro Forma Consolidated Financial Statements

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2014

a.	Reflects the Company's historical consolidated balance sheet as of December 31, 2014.

b.	Reflects the proceeds, net of estimated transaction expenses, received from the sale of ARS less any cash on hand at ARS as of December 31, 2014.

c.	Reflects the Company's disposition of ARS. Amounts represent the adjustments necessary to remove the historical assets and liabilities of ARS.

d.	Reflects the adjustments related to the disposition of ARS and the gain on sale.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2014

a.	Reflects the Company's historical consolidated statement of operations for the year ended December 31, 2014.

b.
Reflects the Company's disposition of ARS. Amounts represent the adjustments necessary to remove the historical revenues and expenses of ARS. Such adjustments exclude the effect of the gain on sale, as this represents a non-recurring transaction.